SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2007

Red Carpet Entertainment, Inc.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	000-52450 (Commission File Number)	01-0670370 (I.R.S. Employer Identification No.)

400 Corporate Pointe, Suite 300, Culver City, California 90230
(Address of principal executive offices) (Zip Code)

(310) 590-4589
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
|_| Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item  8.01 Other Events.

As disclosed in the Registrant’s Quarterly Report on Form 10-QSB for the period ended September 30, 2007, the Registrant’s inability to acquire additional film rights coupled with its inability to generate revenues from licensing its short film has caused the Registrant’s management to focus on acquiring smaller companies with already-established film libraries. Accordingly, over the last few months, the Registrant has researched potential acquisitions or other suitable business partners which the Registrant’s management believes will assist the Registrant in realizing its business objectives and hopefully increase the value of its common stock. During that time, the Registrant has had informal discussions with representatives of certain private companies that are interested in being acquired by the Registrant, although as of the date of this report, the Registrant has not entered into any understanding or formal agreement to acquire any potential acquisition candidates. The Registrant is continuing discussions and negotiations with the representatives of one of those private companies, and hopes that the Registrant will enter into a formal agreement to acquire that private company in the next few weeks. The Registrant cannot guaranty that the Registrant will acquire that private company or any other entity, or that, in the event that the Registrant acquires that private company or any other entity, the acquisition will increase the value of the Registrant’s common stock.

Stock Split.  On November 12, 2007, the Registrant’s Board of Directors approved an 8.25-for-1 stock split (“Split”) of the Registrant’s issued and outstanding common stock which shall be effectuated through the issuance of 7.25 shares for each share of common stock outstanding as of the record date.  The Registrant hopes that the stock split will increase the liquidity of its common stock in the event that the Registrant is able to acquire that private company as disclosed above. The record date for the Split is November 22, 2007. The payable date of the Split is November 23, 2007. The effective date for the Split will be November 26, 2007. Prior to the Split, there are 3,842,500 shares issued and outstanding. Following the Split, there will be approximately 31,700,625 shares issued and outstanding. The Registrant’s common stock will continue to be $.001 par value.  Fractional shares will be rounded upward.  The Registrant’s symbol and CUSIP Number will not change as a result of the Split.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Red Carpet Entertainment, Inc.

Date: November 15, 2007	By:	/s/ Chris Johnson
Chris Johnson
President, Secretary, Treasurer and a Director

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